EXHIBIT 10.11


                                 LOAN AGREEMENT


                                 BY AND BETWEEN


                      CHILDREN'S BROADCASTING CORPORATION,
                                    AS LENDER


                                       AND


                             CRN BROADCASTING, LLC,
                                   AS BORROWER


                          DATED AS OF OCTOBER 30, 1998




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                                TABLE OF CONTENTS


                                                                         Page(s)

1.       DEFINITIONS AND CONSTRUCTION..........................................1
         1.1      Definitions..................................................1
         1.2      Accounting Terms............................................11
         1.3      Construction................................................11
         1.4      Schedules and Exhibits......................................11

2.       TERM LOAN AND TERMS OF PAYMENT.......................................11
         2.1      Term Loan...................................................11
         2.2      Interest:  Rates, Payments, and Calculations................12

3.       CONDITIONS; TERM OF AGREEMENT........................................13
         3.1      Conditions Precedent to the Term Loan.......................13
         3.2      Additional Conditions Precedent to the Term Loan............16
         3.3      Condition Subsequent........................................16
         3.4      Term........................................................17

4.       REPRESENTATIONS AND WARRANTIES.......................................17
         4.1      Corporate Existence.........................................17
         4.2      Subsidiaries................................................17
         4.3      Corporate Power and Authority...............................17
         4.4      Ownership...................................................18
         4.5      Validity of Obligations.....................................18
         4.6      Financial Statements........................................18
         4.7      Liens.......................................................18
         4.8      Litigation..................................................19
         4.9      Accuracy of Information.....................................19
         4.10     Tax Returns; Audits.........................................19
         4.11     Corporate Takeovers.........................................19
         4.12     Investment Company Act......................................19
         4.13     Consents, etc...............................................19
         4.14     ERISA.......................................................19
         4.15     No Events of Default........................................20
         4.16     Solvency....................................................20
         4.17.    Licenses and Permits........................................20

5.       REPRESENTATIONS AND WARRANTIES OF LENDER.............................20
         5.1      Corporate Existence.........................................21
         5.2      Corporate Power and Authority...............................21


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         5.3      Validity of Obligations.....................................21

6.       AFFIRMATIVE COVENANTS................................................21
         6.1      Maintain Assets.............................................22
         6.2.     Accounting System...........................................22
         6.3.     Insurance...................................................22
         6.4.     Financial Statements........................................22
         6.5.     Access to Records...........................................23
         6.6.     Taxes, Assessments and Charges..............................23
         6.8.     Notification of Changes.....................................24
         6.9.     Existence...................................................24
         6.10.    Conduct of Business.........................................24
         6.11.    Books and Records...........................................24
         6.12     Vander Eyk Agreement........................................24
         6.13.    Survival of Representations, Etc............................25
         6.14.    Costs and Expenses..........................................25

7.       NEGATIVE COVENANTS...................................................25
         7.1.     Liens and Encumbrances......................................25
         7.2.     Indebtedness................................................26
         7.3.     Default on Other Obligations................................27
         7.4.     Change in Control, Merge, Consolidate or Sell...............27
         7.6.     Sale and Leaseback..........................................27
         7.7.     Loans.......................................................27
         7.8.     Guaranties, Etc.............................................27
         7.9.     Dividends...................................................28
         7.10.    Capital Expenditures........................................28
         7.11.    Investments.................................................28
         7.12.    Payment on Subordinated Indebtedness........................29
         7.13.    Transactions with Affiliates................................29
         7.14.    Financial Covenants.........................................29

8.       EVENTS OF DEFAULT....................................................30

9.       LENDER'S RIGHTS AND REMEDIES.........................................31
         9.1      Rights and Remedies.........................................31
         9.2      Remedies Cumulative.........................................31

10.      WAIVERS; INDEMNIFICATION.............................................32
         10.1     Demand; Protest; etc........................................32
         10.2     Indemnification.............................................32

11.      NOTICES..............................................................32


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12.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER...........................33

13.      GENERAL PROVISIONS...................................................34
         13.1     Effectiveness...............................................34
         13.2     Successors and Assigns......................................34
         13.3     Section Headings............................................34
         13.4     Interpretation..............................................34
         13.5     Severability of Provisions..................................35
         13.6     Amendments in Writing.......................................35
         13.7     Counterparts; Telefacsimile Execution.......................35
         13.8     Revival and Reinstatement of Obligations....................35
         13.9     Integration.................................................35
         13.10    Purchase Agreement..........................................35


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                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT (this "Agreement"), is entered into and shall be effective as of October 30, 1998, between CRN BROADCASTING, LLC, a Delaware limited liability company ("Borrower"), with its chief executive office located at 8910 University Lane, Suite 130, San Diego, California 92122 and CHILDREN'S BROADCASTING CORPORATION, a Minnesota corporation ("Lender"), with its chief executive office located at 724 First Street, Fourth Floor, Minneapolis, Minnesota 55401.

                                    RECITALS:

         FIRST: Catholic Radio Network, LLC, Lender and certain wholly-owned subsidiaries of the Lender are parties to that certain Purchase Agreement, dated April 17, 1998, as amended by that certain First Amendment to Purchase Agreement, dated September 29, 1998, and by that certain Second Amendment to Purchase Agreement, dated October 30, 1998 (collectively, the "Purchase Agreement"), pursuant to which Catholic Radio Network, LLC agreed to purchase substantially all of the assets of seven (7) radio stations currently owned by the Lender or by certain wholly-owned subsidiaries of the Lender;

         SECOND: Pursuant to the Purchase Agreement, Catholic Radio Network, LLC has requested the Lender to make an eighteen month term loan to the Borrower in the original principal amount of $15,000,000 ("Term Loan"), the proceeds of which will be used to finance, in part, the purchase of such radio stations;

         THIRD: Lender has agreed to such request, in accordance with and subject to the terms contained herein.


                                    AGREEMENT

         NOW THEREFORE, in consideration of the premises and the terms and conditions contained herein, and to induce the Lender to make the Term Loan to the Borrower, the parties hereto agree as follows:

         1.       DEFINITIONS AND CONSTRUCTION.

                  1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

         "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to an Obligor arising out of the sale or lease of goods or the


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rendition of services by an Obligor, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

         "Acquisition" means any purchase or other acquisition by the Borrower of the assets or stock of any other Person, other than the purchase of inventory or equipment in the ordinary course of business.

         "Additional Subordinated Indebtedness" means any Indebtedness of Borrower (other than Initial Subordinated Indebtedness) which is subordinated to the Note, in a manner and to an extent which the Lender has determined to be satisfactory, as evidenced either (a) by a writing sent to the Borrower prior to the creation of such Indebtedness, which consent will not be unreasonably denied or delayed or (b) by the lapse of ten (10) Business Days without objection of the Lender following the delivery to the Lender in writing of a request for such consent together with the form of agreement setting forth the manner and extent of the proposed subordination.

         "Affiliate" means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, is under common control with or is a director or governor or an officer or manager of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 5% or more of the securities having ordinary voting power for the election of directors or governors or the direct or indirect power to direct the management and policies of a Person, whether through ownership of securities, membership interests, by contract or otherwise.

         "Agreement" means this Loan Agreement, as the same may be amended, modified, supplemented or restated from time to time.

         "Asset Disposition" means the disposition of the following, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise: any or all of the assets of the Borrower provided that "Asset Disposition" shall not include (a) the sale of inventory in the ordinary course of business, (b) the disposition of obsolete equipment sold or disposed of in the ordinary course of business, (c) disposition of instruments and other rights to the payment of money in the ordinary course of business in the course of collection or deposit thereof, or (d) the transfer of casualty property to an insurance company upon prepayment of policy proceeds with respect to such property.

         "Assets" shall have the meaning usually given that term in accordance with GAAP, except that investments in or monies due from any Affiliate shall be excluded therefrom.

         "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. ss. 101 et seq.), as amended, and any successor statute.


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         "Benefit Plan" means a "defined benefit plan" (as defined in Section
3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

         "Borrower" has the meaning set forth in the preamble to this Agreement.

         "Borrower Pledge Agreements" has the meaning assigned to it in
Section 3.1(b)(4).

         "Borrower Security Agreement" has the meaning assigned to it in
Section 3.1(b)(2).

         "Broadcast System" means all of the properties and operating rights constituting a complete, fully integrated system for transmitting radio signals from a transmitter licensed by the FCC, together with any sub-system which is ancillary to any system referred to above.

         "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close in Minneapolis, Minnesota.

         "Capital Expenditures" shall mean all expenditures for any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year, including, but not limited to, the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise, and shall include capitalized lease payments.

         "Capitalized Lease" means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP.

         "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

         "Change of Control" shall be deemed to have occurred at such time as
(a) Borrower shall cease to own and control, beneficially, directly, and of record, all of the issued and outstanding capital stock of CRNO or CRNL, or (b) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than CRNH becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 10% of the membership interest of the Borrower.

         "Closing Date" means October 30, 1998.

         "Code" means the Minnesota Uniform Commercial Code.


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         "Collateral" shall mean all real and personal property and all interests in real and personal property now owned or hereafter acquired by any of the Obligors in or upon which a security interest, Lien or Mortgage is granted to the Lender, whether under this Agreement or the other Loan Documents or under any other documents, instruments or writings executed by any of the Obligors and delivered to the Lender, including, without limitation, Accounts, General Intangibles, Inventory, Intellectual Property, Fixtures, Equipment and Real Property (each as defined herein).

         "Collateral Access Agreement" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in equipment or inventory, in each case, in form and substance reasonably satisfactory to Lender.

         "Collateral Assignments of Key Leases" means one or more collateral assignments, mortgages, or deeds of trust, in form and substance reasonably satisfactory to Lender, between one or more of the Obligors (including Borrower) and Lender respecting the hypothecation of such Obligor's rights under the Key Leases.

         "Collateral Assignments of Tower Leases" means one or more collateral assignments, mortgages, or deeds of trust, in form and substance reasonably satisfactory to Lender, between one of the Obligors and Lender respecting the hypothecation of such Obligor's rights under the Tower Leases.

         "Collections" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

         "CRN" means Catholic Radio Network, LLC, a California limited liability company.

         "CRN Guaranty" has the meaning assigned to it in Section 3.1(b)(7).

         "CRNH" means Catholic Radio Network Holdings, a Delaware limited liability company.

         "CRNH Guaranty" has the meaning assigned to it in Section 3.1(b)(8).

         "CRNL" means CRN Licenses, LLC, a Delaware limited liability company.

         "CRNL Security Agreement" has the meaning assigned to it in
Section 3.1(b)(15).

         "CRNO" means CRN Operations, LLC, a Delaware limited liability company.

         "CRNO Guaranty" has the meaning assigned to it in Section 3.1(b)(9).

         "CRNO Security Agreement" has the meaning assigned to it in
Section 3.1(b)(13).


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         "Cumulative Operating Income" has the meaning assigned to such term on Schedule D-1.

         "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

         "Dollars or $" means United States dollars.

         "Equipment" means all of the Obligors' present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including,
(a) any assets acquired by the Borrower pursuant to the Purchase Agreement, and
(b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss.ss. 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

         "ERISA Affiliate" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC
Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

         "ERISA Event" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

         "Event of Default" has the meaning set forth in Section 8.


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         "FCC" means the United States Federal Communications Commission (or any
successor agency, commission, bureau, department, or other political subdivision of the United States).

         "FCC License" means any license, permit, certificate of compliance, franchise, approval, or authorization, rented or issued by the FCC for the operation of a Broadcast System, including the stations.

         "FEIN" means Federal Employer Identification Number.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

         "General Intangibles" means all of the Obligors' present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements (including all FCC Licenses)), infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims).

         "Guarantors" means Catholic Radio Network, LLC, a California limited liability company, Catholic Radio Network Holdings, LLC, a Delaware limited liability company, and CRNO.

         "Hazardous Materials" means the substances defined as "hazardous substances," "hazardous substances," "hazardous materials," or "toxic substances" int eh Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 USC ss. 9601, et seq., or in the Hazardous Materials Transportation Act, 49 USC ss.1801, et seq., or in the Resources Conservation and Recovery Act, 42 USC ss. 6901, et seq., and all substances defined as "hazardous waste" under the Statutes of the States of California, Colorado, Illinois, Kansas, Minnesota, Pennsylvania and Wisconsin (with respect to Real Property located in such states) or any regulations adopted pursuant to those statues, including, but not limited to, asbestos and asbestos containing materials.

         "Indebtedness" shall mean at a particular time, (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which any Borrower is liable, contingently or otherwise, as obligor or otherwise or any commitment by which any Borrower assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (ii) indebtedness guaranteed in any manner by any Borrower, including guarantees in the form of an agreement to repurchase or reimburse; provided, however, that the amount of indebtedness represented by any guarantee of limited recourse shall be the lesser of the amount of indebtedness so guaranteed or the value of the asset to which the recourse of such indebtedness is limited to,
(iii) Capitalized Lease Obligations, (iv) any unfunded obligation of any Borrower to a "multiemployer plan" as such term is defined under the Employee Retirement Income Security Act



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of 1974, as amended ("ERISA"), and (v) all accounts payable of any Borrower, which are not being contested in good faith by appropriate proceedings and which are more than 90 days past due.

         "Initial Subordinated Indebtedness" means the Indebtedness not exceeding $15,000,000 described in Schedule 7.13, including all renewals and refinancings thereof.

         "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

         "Intellectual Property" shall mean each Obligor's present and future designs, patents, patent rights and applications therefor, trademarks and registrations or applications therefor, trade names, inventions, copyrights and all applications and registrations therefor, software or computer programs, license rights, trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, and any interest of any Obligor in the foregoing, whether now owned or hereafter acquired by such Obligor and proceed s of all the foregoing, including, without limitation, proceeds of insurance policies thereon.

         "Interest Reserve Escrow Agreement" means that certain Interest Reserve Escrow Agreement of even date herewith between Borrower and Lender.

         "Inventory" shall mean all of the inventory of each Obligor of every kind and description, now or at any time hereafter owned by or in the custody or possession, actual or constructive, of such Borrower, wherever located, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of such Obligor's custody or possession, including inventory on the premises of others and items in transit, and including any returns and repossessions upon any accounts, documents, instruments or chattel paper relating to or arising from the sale of inventory, and all substitutions and replacements therefor, and all additions and accessions thereto, and all ledgers, books of account, records, computer printouts, computer runs, and other computer-prepared information relating to any of the foregoing, and any and all proceeds of any of the foregoing, including, without limitation, proceeds of insurance policies thereon.

         "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

         "Key Leases" has the meaning assigned to such term in the Purchase Agreement.

         "Lender Expenses" means all: reasonable actual costs or expenses (including taxes and insurance premiums) required to be paid by any Obligor under any of the Loan Documents that are


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paid or incurred by Lender; reasonable fees or charges paid or incurred by
Lender in connection with the Term Loan, all reasonable fees or charges for photocopying, notarization, couriers and messengers, tax lien, litigation, and UCC searches, filing, recording, publication, and real estate title policies and endorsements; actual costs and expenses incurred by Lender in the disbursement of funds to Borrower (by wire transfer or otherwise); actual charges paid or incurred by Lender resulting from the dishonor of checks; reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, including any extension fees advanced by the Lender pursuant to Section 9.1(c); or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; and Lender's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Obligor), defending, or concerning the Loan Documents, irrespective of whether suit is brought, provided however, that if any party commences a proceeding for the interpretation, reformation, enforcement or rescission of this Agreement, the prevailing party shall be entitled to recover from the other parties reasonable attorneys' fees and court and other litigation costs incurred, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding. The "prevailing party" means the party determined by the court to most nearly prevail and not necessarily the one in whose favor a judgment is rendered.

         "Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

         "Loan Documents" means this Agreement, the Note, the Mortgages, the Collateral Assignments of Key Leases, the Collateral Assignments of Tower Leases, the CRN Guaranty, the CRNH Guaranty, the Interest Reserve Escrow Agreement, the Borrower Security Agreement, the Borrower Pledge Agreements, the CRNO Security Agreement, the CRNO Limited Guaranty, the CRNL Security Agreement, and any other agreement entered into now or in the future, in connection with this Agreement.

         "Material Adverse Occurrence" means, with respect to any Obligor, (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition


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(financial or otherwise) of such Obligor, (b) the material impairment of such
Obligor's ability to perform its obligations under the Loan Documents to which it is a party or of Lender to enforce the Obligations or realize upon that Obligor's Collateral, or (c) a material impairment of the priority of Lender's Liens with respect to that Obligor's Collateral.

         "Maturity Date" has the meaning set forth in Section 3.4.

         "Mortgages" means one or more mortgages, deeds of trust, or deeds to secure debt, executed by an Obligor in favor of Lender, the form and substance of which shall be satisfactory to Lender.

         "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

         "Obligations" means all obligations of Borrower to Lender under the Note (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), and the other Loan Documents, and all Lender Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued).

         "Obligors" means Borrower, CRNO and CRNL, or any of them.

         "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

         "Permitted Liens" means Liens set forth on Schedule P-1.

         "Permitted Protest" means the right of an Obligor to protest any Lien other than any such Lien that secures the Obligations, tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of the applicable Obligor in an amount that is reasonably satisfactory to Lender, (b) any such protest is instituted and diligently prosecuted by such Obligor in good faith, and (c) Lender is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of Lender in and to the Collateral.

         "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

         "Plan" means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.


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         "Purchase Agreement" has the meaning assigned to it in the Recitals.

         "Real Property" means any estates or interests in real property now owned or hereafter acquired by any of the Obligors.

         "Reportable Event" means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

         "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts,including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

         "Stations" means the radio stations listed on Schedule S-1.

         "Subordinated Indebtedness" means Initial Subordinated Indebtedness together with Additional Subordinated Indebtedness, if any.

         "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

         "Term Loan" has the meaning set forth in the Recitals.

         "Term Loan Commitment" means $15,000,000.

         "Tower Leases" has the meaning assigned to such term in the Purchase Agreement.

         "Unrestricted Cash Balances" has the meaning set forth in Schedule D-1 hereto.

         "Vander Eyk Agreement" means certain Agreement for Purchase and Sale of Real Property and Escrow Instructions, made and entered into as of August 20, 1997, by and between Cornelius Vander Eyk, Sr. and Nellie Vander Eyk, husband and wife ("Seller") and Lender with respect to approximately sixty-seven (67) acres in San Bernardino County, State of California, as amended, which Agreement for Purchase and Sale of Real Property and Escrow Instructions has been assigned to the Borrower pursuant to the terms of the Purchase Agreement.

         "Voidable Transfer" has the meaning set forth in Section 15.8.

                  1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

                  1.3 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Lender. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, joinders, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

                  1.4 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

         2.       TERM LOAN AND TERMS OF PAYMENT.

                  2.1      TERM LOAN.

                           (a)      As of the date hereof, Lender agrees to make
the Term Loan to Borrower.

                           (b)      The Term Loan shall be repaid in monthly
installments of accrued interest only. Each such installment shall be due and payable on the last day of each month commencing on November 30, 1998 and continuing on the last day of each succeeding month until and including April 30, 2000, when the remaining unpaid principal balance plus accrued interest of the Term Loan shall be due and payable in full. The outstanding principal balance and all accrued and unpaid interest under the Term Loan shall be due and payable upon the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise. All amounts outstanding under the Term Loan shall constitute Obligations.

                           (c)      The Lender is hereby authorized and directed
to advance the entire proceeds of the Term Loan directly to the Lender and its wholly-owned subsidiaries for application against the Purchase Price, as that term is defined in the Purchase Agreement. Borrower acknowledges receipt of the loan proceeds of the Term Loan.

                  2.2      INTEREST:  RATES, PAYMENTS, AND CALCULATIONS.

                           (a)      Interest Rate.  So long as no Event of
Default has occurred and is continuing, the outstanding principal balance of the Note as well as all other outstanding and unpaid Obligations shall bear interest at a fixed rate per annum equal to ten percent (10.0%).

                           (b)      Default Rate.  Upon the occurrence and
during the continuation of an Event of Default, the outstanding principal balance of the Note as well as all other outstanding and unpaid Obligations shall bear interest at a per annum rate equal to four and one-half percent (4.5%) above the rate of interest otherwise applicable thereto.

                           (c)      Payments.  Interest payable hereunder
shall be due and payable, in arrears, on the last day of each month during the term hereof. All payments and prepayments by the Borrower on the Term Note shall be made in immediately available funds to the Bank at its main office in Minneapolis, Minnesota, not later than 2:00 p.m. (Minneapolis time) on the day such payment is due. Funds received after such hour shall be deemed to have been received by the Bank on the next Business Day. Borrower hereby authorizes Lender, at its option, without prior notice to Borrower, to charge such interest due under the Term Note to the Interest Reserve Escrow Agreement, in the manner provided for therein. The Term Note may be prepaid from time to time in whole or in part without penalty or premium.

                           (d)      Computation.  All interest and fees
chargeable under the Loan Documents shall be computed on the basis of a 365/366 day year.

                           (e)      Excess Interest.  It is the intention
of the Lender and the Borrower to comply with the laws of the State of Minnesota, and notwithstanding any provision to the contrary contained herein or in the other Loan Documents, the Borrower shall not be required to pay, and the Lender shall not be permitted to collect any amount in excess of, the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined to have been provided for by a court of competent jurisdiction in this Agreement or in any of the other Loan Documents, then in such event (A) the provisions of this subparagraph shall govern and control; (B) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest; (C) any Excess Interest that the Lender may have received hereunder shall be, at the Lender's option, (1) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (2) refunded to the payor thereof, or (3) any combination of the foregoing; (D) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed under applicable law, and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (E) neither the Borrower nor any Guarantor shall have any action against the Lender for any damages arising out of the payment or collection of any Excess Interest.

         3.       CONDITIONS; TERM OF AGREEMENT.

                  3.1 CONDITIONS PRECEDENT TO THE TERM LOAN. The obligation of Lender to make the Term Loan is subject to the fulfillment, to the satisfaction of Lender and its counsel, of each of the following conditions on or before the Closing Date:

                           (a)      the Closing Date of the Purchase Agreement
shall have occurred;

                           (b)      Lender shall have received each of the
following documents, duly executed, and each such document shall be in full force and effect:

                                    (1) a Term Promissory Note, of even date herewith executed by the Borrower and payable to the order of the Lender in the original principal amount of $15,000,000 ("Note");

                                    (2) a Borrower Security Agreement of even date herewith, whereby the Borrower grants to the Lender a Lien in and to all of Borrower's now owned or hereafter acquired Accounts, Chattel Paper, Contracts, Documents, Equipment, General Intangibles, Inventory, and other personal property together with proceeds of the foregoing ("Borrower Security Agreement");

                                    (3) UCC-1 Financing Statements, listing
                                    Borrower, as debtor, and Lender, as secured party, and containing a description of the collateral set forth in the Borrower Security Agreement for filing with the Secretaries of State of California, Colorado, Illinois, Kansas, Minnesota, Pennsylvania and Wisconsin and such other offices as the Lender deems necessary to protect its Lien in such collateral;

                                    (4) a Membership Interest Pledge Agreement, of even date herewith, executed by the Borrower in favor of Lender, with respect to the Borrower's membership interest in CRNO and a duly executed Membership Interest Pledge Agreement, of even date herewith, executed by the Borrower in favor of the Lender, with respect to the Borrower's membership interest in CRNL (collectively, the "Borrower Pledge Agreements");

                                    (5) UCC-1 Financing Statements, listing
                                    Borrower, as debtor and Lender, as secured party and containing a description of the collateral set forth in the Borrower Pledge Agreements, for filing with the Secretaries of State of Delaware and California and such other offices as the Lender deems necessary to protect its Lien in such collateral;

                                    (6) an Assignment Instruction, of even date herewith, executed by the Borrower and acknowledged by CRNO with respect to the Borrower's membership interest in CRNO and an Assignment Instruction, of even date herewith, executed by the Borrower and acknowledged by CRNL with respect to Borrower's membership interest in CRNL;

                                    (7)     a Guaranty of the Note, executed by
                                    CRN ("CRN Guaranty");

                                    (8)     a Guaranty of the Note, executed
                                     by CRNH ("CRNH Guaranty");

                                    (9)     a Guaranty of the Note, executed by
                                    CRNO ("CRNO Guaranty");

                                    (10)    each of the Mortgages;

                                    (11) each of the Collateral Assignments of Key Leases, together with an appropriate consent to hypothecation from the lessor under the relevant Key Lease, except to the extent Lender permits one or more of such consents to be delivered after the Closing Date pursuant to Section 3.3 hereof;

                                    (12) the Collateral Assignments of Tower
                                    Leases, together with an appropriate consent to hypothecation from the lessor under the relevant Tower Lease, except to the extent Lender permits one or more of such consents to be delivered after the Closing Date pursuant to Section 3.3;

                                    (13) a Security Agreement, of even date
                                    herewith, executed by CRNO in favor of the Lender ("CRNO Security Agreement");

                                    (14) duly executed UCC-1 Financing
                                    Statements listing CRNO, as debtor, and
                                    Lender, as secured party, and containing a description of the collateral set forth in the CRNO Security Agreement, for filing with the Secretaries of State of California, Colorado, Illinois, Kansas,

                                    Minnesota, Pennsylvania and Wisconsin and such other offices as the Lender deems necessary to protect its Lien in such collateral;

                                    (15) a Security Agreement, of even date
                                    herewith, executed by CRNL in favor of the Lender ("CRNL Security Agreement");

                                    (16) duly executed UCC-1 Financing
                                    Statements listing CRNL, as debtor, and
                                    Lender, as secured party, and containing a description of the collateral set forth in the CRNL Security Agreement, for filing with the Secretaries of State of Delaware and California and such other offices as the Lender deems necessary to protect its Lien in such collateral;

                                    (17) duly executed Interest Reserve Escrow
                                    Agreement, executed by the Borrower and CRN;

                                    (18) secured transaction and tax lien
                                    searches against each of the Obligors on such dates as the Lender shall request.

                           (c)      Lender shall have received a certificate
from the Secretary of each Obligor attesting to the resolutions of such Obligor's Board of Governors authorizing its execution, delivery, and performance of the Loan Documents to which such Obligor is a party and authorizing specific officers of such Obligor to execute the same;

                           (d)      Lender shall have received copies of each
Obligor's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of the applicable Obligor;

                           (e) Lender shall have received a certificate of
status with respect to each Obligor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Obligor, which certificate shall indicate that such Obligor is in good standing in such jurisdiction;

                           (f)      Lender shall have received a certificate of
insurance, together with the endorsements thereto, as are required by Section 6.3, the form and substance of which shall be satisfactory to Lender and its counsel, except to the extent Lender permits one or more of the same to be delivered after the Closing Date pursuant to Section 3.3 hereof;

                           (g) Lender shall have received balance sheet
information in form reasonably acceptable to Lender, as of September 30, 1998, for each Obligor;

                           (h)      Lender shall have received an opinion of
Borrower's counsel in form and substance satisfactory to Lender in its sole discretion;

                           (i)      Lender shall have received mortgagee title
insurance policies (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Lender (each a "Mortgage Policy" and, collectively, the "Mortgage Policies") in amounts satisfactory to Lender assuring Lender that the Mortgages are valid and enforceable first priority mortgage Liens, free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to Lender; in each case, except to the extent Lender permits one or more of the same to be delivered after the Closing Date pursuant to Section 3.3 hereof;

                           (j)      Lender shall have received payment of the
Lender Expenses as provided for in Section 6.14;

                           (k)      all other documents and legal matters in
connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Lender and its counsel.

                  3.2 ADDITIONAL CONDITIONS PRECEDENT TO THE TERM LOAN. The following shall be conditions precedent to the obligation of the Lender to make the Term Loan hereunder:

                           (a)      the representations and warranties contained
in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                           (b)      no Default or Event of Default shall have
occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

                           (c)      no injunction, writ, restraining order, or
other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Lender, or any of their Affiliates.

                  3.3 CONDITION SUBSEQUENT. As conditions subsequent to closing hereunder, Borrower shall:

                  3.3.1 (a) within thirty (30) days of the Closing Date, deliver to Lender the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.3, the form and substance of which shall be satisfactory to Lender and its counsel.

                           (b) within 30 days following the Closing Date, deliver to Lender each of the Mortgage Policies to the extent the same were not required by Lender to be delivered on or before the Closing Date under Section 3.1.

                  3.3.2 use its good faith efforts to perform or cause to be performed each of the following, provided Borrower shall not be required to incur any additional monetary or other obligations to lessors in connection therewith:

                           (a) within days following the Closing Date, deliver to Lender an appropriate consent to hypothecation from the lessor under each of the Key Leases described in the Collateral Assignments of Key Leases.

                           (b) within 30 days following the Closing Date, deliver to Lender an appropriate consent to hypothecation from the lessor under each of the Tower Leases described in the Collateral Assignments of Tower Leases.

                           (c) within 30 days following the Closing Date, deliver to Lender the Collateral Access Agreements.

                  3.4 TERM. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect for a term ending on the date that is 18 months from the Closing Date (the "Maturity Date"), unless sooner terminated pursuant to the terms hereof.

         4.       REPRESENTATIONS AND WARRANTIES.

                  In order to induce Lender to enter into this Agreement, Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

                  4.1 CORPORATE EXISTENCE. The Borrower and each of the other Obligors is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite power and authority to own its property and to transact the business in which it is now engaged, and both Borrower and CRNO are duly qualified and authorized to do business in California and in each other jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to so qualify would not result in Material Adverse Occurrence. The FEINs for each of the Obligors are as set forth on Schedule 4.1.

                  4.2 SUBSIDIARIES. Except as listed on Schedule 4.2, the Borrower has no Subsidiaries and has no other interest in any other corporation, limited liability company partnership, joint venture, trust, unincorporated organization or other entity.

                  4.3 CORPORATE POWER AND AUTHORITY. The Borrower has full power, right and authority to execute and deliver the Loan Documents, to borrow the funds herein provided for, and to perform and observe each and all of the matters and things provided for in said Loan Documents. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do and will not (i) require any consent or approval of the members of the Borrower, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except as disclosed in writing to the Lender on Schedule 4.3, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Governing Documents of the Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement (other than the Purchase Agreement), lease (other than the Key Leases or the Tower Leases) or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, or (iv) result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than the Borrower Security Agreement and the Borrower Pledge Agreements) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

                  4.4 OWNERSHIP. CRNH is the sole member of the Borrower and no other Person has any rights, options, warrants, conversion or exchange rights, with respect thereto. Borrower is the sole member of CRNO and CRNL and no other Person has any rights, options, warrants, conversion or exchange rights, with respect thereto.

                  4.5 VALIDITY OF OBLIGATIONS. This Agreement and each of the other Loan Documents to which the Borrower is a party are the legal, valid and binding obligation of the Borrower, enforceable against the Borrower, in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability of rights of creditors generally and to general principles of equity.

                  4.6 FINANCIAL STATEMENTS. The Borrower's unaudited, interim financial statements as of September 30, 1998, copies of which have been furnished to the Lender, present fairly the financial condition of the Borrower as at such date and the result of its operations for the period then ended, but subject to other year-end audit adjustments, and there has been no material adverse change in said financial condition. The Borrower has no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, which are not otherwise disclosed in the financial statements referred to above.

                  4.7 LIENS. Except as listed on Schedule P-1 and Liens existing on the Closing Date on assets acquired by the Borrower from the Lender pursuant to the Purchase Agreement, the Borrower has good and marketable title to all of its properties and assets, which properties and assets are not subject to any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest.

                  4.8 LITIGATION. Except as listed on Schedule 4.8, as of the date of this Agreement, there is no action, suit or proceeding at law or equity, or before or by any federal, state, local or other governmental departments, commission, board, bureau, agency or instrumentality, domestic or foreign, pending, or to the knowledge of any officer of Borrower threatened, against the Borrower and its respective businesses, operations, properties, assets, or financial conditions which, if determined adversely would constitute a Material Adverse Occurrence; and the Borrower is not in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely, would be a Material Adverse Occurrence.

                  4.9 ACCURACY OF INFORMATION. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower, any Subsidiary or the Guarantors to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (other than the transfer of assets pursuant to the Purchase Agreement), is and all other such factual information hereafter furnished by or on behalf of the Borrower to the Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading on such date.

                  4.10 TAX RETURNS; AUDITS. The Borrower has filed all federal and state income tax returns which, to the knowledge of Borrower, are required to be filed, and has paid all taxes as shown on said returns and on all assessments received by them to the extent that such taxes have become due. The Borrower has no knowledge of any objections to or claims for additional taxes by federal, state or local taxing authorities for subsequent years.

                  4.11 CORPORATE TAKEOVERS. No proceeds of the Note will be used to acquire any security in any transaction which is subject to Section 13 or 14 to the Securities and Exchange Act of 1934, including without limitation Sections 13(d) and 14(d) thereof.

                  4.12 INVESTMENT COMPANY ACT. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  4.13 CONSENTS, ETC. No consent, approval, authorization of, or registration, declaration or filing with any governmental authority is required on the part of the Borrower in connection with the execution and delivery of this Agreement or the other Loan Documents or the performance of or compliance with the terms, provisions and conditions hereof, except as described on
Schedule 4.3.

                  4.14 ERISA. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 4.14. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated;

no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any commonly controlled Entity has completely or partially withdrawn from a Multiemployer Plan; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

                  4.15 NO EVENTS OF DEFAULT. No Default and no Event of Default has occurred and is continuing as of the date hereof.

                  4.16 SOLVENCY. (a) Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

                           (b) Each of the other Obligors is Solvent.  No
transfer of property is being made by such Obligor and no obligation is being incurred by such Obligor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Obligor.

                  4.17. LICENSES AND PERMITS. All material licenses, permits, and consents and similar rights (other than licenses, permits and consents acquired from the Lender pursuant to the Purchase Agreement) required from any Federal, state, or local governmental body for the ownership, construction, use, and operation of the Stations and other properties now owned and operated by any of the Obligors, have been validly issued and are in full force and effect and each Obligor is in compliance, in all material respects, with all of the provisions thereof and none of such licenses, permits, or consents is the subject of any pending or, to the best of Borrower's knowledge and belief, threatened proceeding for the revocation, cancellation, suspension, or non-renewal thereof. As of the Closing Date, Schedule 4.17 is a complete and accurate list of all such licenses, permits, and consents, and such schedule identifies the date by which an application for the renewal of such license, permit, or consent must be filed and describes the status of each such pending application. Each of the Obligors owns or possesses all material patents, trademarks, trade names, copyrights, and other similar rights necessary for the conduct of its business as now carried on, without any known conflict of the rights of others.

         5.       REPRESENTATIONS AND WARRANTIES OF LENDER

         In order to induce Borrower to enter into this Agreement, Lender makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement.

                  5.1 CORPORATE EXISTENCE. Lender is a corporation organized, validly existing and in good standing under the laws of the State of Minnesota, and has the requisite power and authority to enter into this Agreement and to enter into and complete the transactions contemplated herein. Lender is duly qualified and authorized to do business in each other jurisdiction in which the nature of its business or properties makes such qualification necessary.

                  5.2 CORPORATE POWER AND AUTHORITY. Lender has full power, right and authority to execute and deliver the Loan Documents to be executed by Lender, to lend the funds herein and therein provided for, and to perform and observe each and all of the matters and things provided for in said Loan Documents to be performed and observed by Lender. The execution, delivery and performance by Lender of the Loan Documents to which it is a party and the transactions contemplated thereunder have been duly authorized by all necessary corporate action and do and will not (i) require any consent or approval of the shareholders of Lender, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign except as has already been obtained, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to Borrower, (iii) violate or result in a breach of or constitute a default under the Articles of Incorporation, Bylaws or other governing documents of Lender, (iv) result in a breach of or constitute a default under any indenture, loan agreement, or other instrument or document to which Lender is a party or by which it or its properties may be bound or affected, or (v) result in or require the creation or imposition of any mortgage, deed or trust, pledge, lien, security interest or other charge or encumbrance of any nature upon and with respect to any of the properties now owned or hereafter acquired by Lender.

                  5.3 VALIDITY OF OBLIGATIONS. This Agreement and each of the other loan documents to which Lender is a party are the legal, valid and binding obligation of Lender, enforceable against Lender in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability of rights of creditors generally and to general principles of equity.

         6.       AFFIRMATIVE COVENANTS.

         Borrower hereby covenants and agrees with the Lender that for so long as any amount remains unpaid on the Term Note or on any other amount payable by the Borrower to the Lender hereunder or under any Loan Document, Borrower will, unless the Lender shall otherwise consent in writing:

                  6.1 MAINTAIN ASSETS. Other than certain post-closing obligations of the Lender described in the Purchase Agreement, maintain, keep and preserve, and cause each subsidiary to maintain, keep and preserve all of its assets, properties and equipment necessary or useful in the proper conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make or cause to be made all needed renewals, replacements and repairs so that at all times such businesses can be operated efficiently.

                  6.2. ACCOUNTING SYSTEM. Maintain, and cause each Subsidiary to maintain, a standard and modern system of accounting that enables Borrower and each of the other Obligors to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Lender.

                  6.3. INSURANCE. Maintain, and cause each Subsidiary to maintain, in addition to the insurance required by the Mortgages, the Borrower Security Agreement, the CRNO Security Agreement and the CRNC Security Agreement, workers' compensation, liability insurance and property insurance on all of its properties, assets and businesses with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof, and furnish to the Lender upon request appropriate evidence of the carrying of such insurance. Borrower and each Subsidiary will obtain loss payable endorsements on applicable insurance policies in favor of the Borrower or Subsidiary and the Lender as their interests appear. Borrower shall cause each insurer to provide the Lender with thirty (30) days prior written notice of cancellation or nonrenewable.

                  6.4.     FINANCIAL STATEMENTS.  Furnish to the Lender:

                  6.4.1. ANNUAL. As soon as available and in any event within 120 days after the close of each of Borrower's fiscal years, the audited balance sheet of the Borrower and its Subsidiaries as at the end of such year and the audited statement of income and retained earnings for Borrower and its Subsidiaries for such year, prepared by an independent certified public accountants of recognized standing selected by Borrower and acceptable to the Lender. Such statement shall be accompanied by the written statement of such accountants that in making the examination necessary for their certification of such financial statements that they have obtained no knowledge of any default by Borrower (or the continuance thereof) in the performance of any of the financial covenants contained in this Agreement, or if such accountants shall have obtained knowledge of any such default or the continuance thereof, they shall disclose in such statement such default or defaults or the continuance thereof, it being understood that such accountants shall not be liable for failure to obtain knowledge of any such default or the continuance thereof.

                  6.4.2. MONTHLY. As soon as available and in any event within thirty (30) days after the end of each month, Borrower's internally prepared balance sheet as of the end of such month and statement of income and retained earnings for the portion of the fiscal year then ended (such financial statement to be in a format substantially similar to that of internally prepared financial statements previously delivered to the Lender), all in reasonable detail but subject to year-end audit adjustments and certified as accurate by the Borrower's Chief Financial Officer or Controller.

                  6.4.3. TAX RETURNS. As soon as available and in any event within thirty (30) days after their filing, the federal and state tax returns (together with all schedules and attachments) of the Borrower, CRNO and CRNL for each fiscal year.

                  6.4.4 GOVERNMENT AUTHORIZATIONS. As soon as practicable, and in any event within ten (10) days after the receipt by any Obligor from the FCC or any other governmental agency having jurisdiction over the operations of any Obligor or filing or receipt thereof by any Obligor,
         (i) copies of any order or notice of the FCC or such other agency or court of competent jurisdiction which designates any material FCC License or other material franchise, permit, or other governmental operating authorization of any Obligor, or any application therefor, for a hearing or which refuses renewal or extension of, or revokes or suspends the authority of any Obligor to construct or operate a Communications System (or portion thereof), (ii) a copy of any competing application filed with respect to any such FCC License or other authorization, or application therefor, of any Obligor, or any citation, notice of violation, or order to show cause issued by the FCC or other agency or any complaint filed by the FCC or other agency which is available to any Obligor, and (iii) a copy of any notice or application by any Obligor requesting authority to or notifying the FCC of its intent to cease broadcasting on any broadcast station for any period in excess of ten (10) days.

                  6.4.5. OFF-THE-AIR REPORTS. Promptly deliver notice of each occurrence of a period of twenty-four (24) consecutive hours or more during which any Station owned or operated by any Obligor was not broadcasting.

                  6.4.6. OTHER. From time to time such other material information pertaining to Borrower, any Subsidiary and the Guarantors and their respective financial condition as the Lender may reasonably request.

                  6.5. ACCESS TO RECORDS. At any reasonable time and from time to time, upon seven days prior notice, permit the Lender or any agent or representative thereof, to examine and make copies of and abstracts from the records and books of account of Borrower, and to discuss the affairs, finances, and accounts of Borrower with the Borrower's Chief Executive Officer or Chief Financial Officer during normal business hours.

                  6.6. TAXES, ASSESSMENTS AND CHARGES. Promptly pay over to the appropriate authorities all sums for taxes deducted and withheld from wages as well as the employer's contributions relating thereto and promptly pay all taxes, assessments and other governmental charges imposed upon or asserted against Borrower's income, profits, properties and activities and all claims for labor, materials, supplies, rental charges or otherwise which are or might become a lien charged upon Borrower's properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves shall have been established on Borrower's books with respect hereto.

                  6.7 COMPLIANCE WITH LAW. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, including all applicable provisions of ERISA and the regulations and published interpretations thereunder, except to the extent that Lender has undertaken the obligation to so comply pursuant to the Purchase Agreement.

                  6.8. NOTIFICATION OF CHANGES. Promptly notify the Lender in writing of:

                    (i) Any litigation which might materially and adversely affect Borrower and any of the properties of Borrower;

                   (ii) The occurrence of any disposal or release of any Hazardous Materials on, from or under any property owned, operated or controlled by the Borrower, except as may have occurred in compliance with applicable environmental laws.

                  6.9. EXISTENCE. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incor poration and continue in compliance in all material respects with all applicable statutes, laws, rules and regulations.

                  6.10. CONDUCT OF BUSINESS. Continue to engage in a business of the same general type as that now being conducted by Borrower on the date of this Agreement, provided, however, that nothing contained in this Section shall prevent Borrower from discontinuing any part of the business of Borrower, if the discontinuance is, in the opinion of the Board of Governors of Borrower, in the best interests of Borrower, and such discontinuance shall not be disadvantageous to the Lender.

                  6.11. BOOKS AND RECORDS. Keep true and accurate records and books of accounts, in accordance with GAAP.

                  6.12 VANDER EYK AGREEMENT. Pursuant to the terms of the Vander Eyk Agreement, take all steps necessary and pay all sums required to purchase the Property, as defined in the Vander Eyk Agreement, by not later than January 12, 1999, including, without limitation, the payment of such extension fees as may be required under the terms of the Vander Eyk Agreement to extend the scheduled Close of Escrow, as defined in the Vander Eyk Agreement, through such date at least five (5) Business Days prior to the date such extension fee payment would otherwise be due under the terms of the Vander Eyk Agreement, and to provide the Lender within two (2) Business Days thereafter with written evidence of the payment of such extension fees.

                  6.13. SURVIVAL OF REPRESENTATIONS, ETC. All representations and warranties by Borrower herein shall survive delivery of the Term Note and any investigation at any time made by or on behalf of Lender shall not diminish Lender's right to rely upon such representations and warranties.

                  6.14. COSTS AND EXPENSES. The Borrower agrees to pay on demand all Lender Expenses, provided however, that Borrower and Lender have agreed to share equally the costs related to the Mortgage Policies and the fees in connection with the Interest Reserve Escrow Agreement and provided further however, that Lender's actual attorneys' fees and disbursements for the preparation and negotiation of the Loan Documents shall not exceed $25,000.

         7.       NEGATIVE COVENANTS.

         Borrower hereby covenants and agrees with the Lender that so long as any amount shall remain unpaid on the Term Note or any amount payable by the Borrower to the Lender hereunder or under any other Loan Document, Borrower will not, without the written consent of the Lender:

                  7.1. LIENS AND ENCUMBRANCES. Create, assume, incur or suffer to exist any pledge, mortgage, assignment or other Lien or encumbrance of any kind, of or upon any of its prop erty of any kind, whether now owned or hereafter acquired, or of or upon the income or profits therefrom except for:

                  7.1.1. Liens for taxes, assessments and other governmental charges which are not delinquent or which are being contested in good faith by appropriate proceedings diligently conducted, against which required reserves have been set up;

                  7.1.2. Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other similar laws or to secure the performance of statutory obligations of a like nature (exclusive of obligations for the payment of money borrowed);

                  7.1.3. Liens imposed by law in connection with transactions in the ordinary course of business, such as liens of carriers, warehousemen, mechanics and materialmen for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted, against which adequate reserves have been set up;

                  7.1.4. Landlords' liens under real estate leases to which Borrower is a party;

                  7.1.5. First priority purchase money mortgages, liens, or security interests (which term for purposes of this subsection shall include conditional sale agreements or other title retention agreements and leases in the nature of title retention agreements) upon or in real property or Equipment acquired after the date hereof incurred solely to secure the financing, and any refinancings from time to time thereof, of any such real property or Equipment, or mortgages, liens or security interests existing in such property at the time of acquisition thereof, provided that no such mortgage, lien or security interest extends or shall extend to or cover any property of the Borrower, other than the real property or Equipment then being acquired and Lender hereby agrees to release or subordinate its Lien in any such real property or Equipment as requested by the purchase money lienholder thereof;

                  7.1.6. Easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

                  7.1.7. Liens that may arise in connection with Capitalized Leases permitted by Section 7.2, provided no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Lease;

                  7.1.8.  Liens described on Schedule P-1 hereto;

                  7.1.9. Liens existing on the date hereof in the assets obtained by the Borrower from the Lender pursuant to the Purchase Agreement; and

                  7.1.10. Liens to secure Acquisition Related Indebtedness permitted under Section 7.4(3).

                  7.2. INDEBTEDNESS. Create, incur, assume, contract, waive, having outstanding, suffer to exist, or otherwise become, directly or indirectly, liable in respect to any Debt, except:

                  7.2.1. Indebtedness arising out of this Agreement, the Note and the other Loan Documents;

                  7.2.2. Trade payables arising in the ordinary course of Borrower's business;

                  7.2.3. Indebtedness incurred in connection with Liens permitted under Schedule P-1 or Sections 7.1.1, 7.1.2 or 7.1.5;

                  7.2.4.   Acquisition Related Indebtedness permitted under
         Section 7.4(3);

                  7.2.5. Indebtedness (other than Subordinated Indebtedness) existing on the date hereof as described on Schedule 7.2, but no extension or renewal thereof;

                  7.2.6. Capital Lease Obligations incurred in connection with Capital Expenditures permitted by Section 7.10.

                  7.2.7.  Subordinated Indebtedness.

                  7.3. DEFAULT ON OTHER OBLIGATIONS. Default upon or fail to pay any of its other material debts or obligations as the same mature unless adequate reserves for the payment thereof have been established on Borrower's books with respect hereto.

                  7.4. CHANGE IN CONTROL, MERGE, CONSOLIDATE OR SELL. Cause, permit or suffer directly or indirectly, any change in control, wind up, liquidate or dissolve itself, reorganization, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any Subsidiary to do so, except that (1) any Subsidiary may merge into or transfer assets to the Borrower, (2) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary, or (3) the Borrower may merge into or acquire all or substantially all of the assets or securities of any other Person provided, however, that notwithstanding any other language in this Agreement to the contrary, to the extent that the payment of any Indebtedness incurred by the Borrower in connection with such merger or acquisition ("Acquisition Related Indebtedness") is to be secured with assets of the Borrower or its Subsidiaries, the Borrower has, prior to the creating of such Acquisition Related Indebtedness, either (a) obtained the Lender's written consent to such merger or acquisition, or (b) funded the Interest Reserve Escrow Agreement with such additional monies so that at the date of the creation of such Acquisition Related Indebtedness, the aggregate balance of the Interest Reserve Escrow is at least equal to the aggregate total remaining interest payments due on the Note until the Maturity Date. In the event the Borrower funds the Interest Reserve Escrow Agreement as provided above, the Borrower's obligation to maintain Unrestricted Cash Balances under Section 7.14(b) shall cease.

                  7.5. INCONSISTENT AGREEMENTS. Enter into any agreement containing any provision which would be violated or breached by any borrowing by Borrower hereunder or by the performance by Borrower of its obligations hereunder or under any Instrument executed pursuant hereto.

                  7.6. SALE AND LEASEBACK. Sell, transfer, or otherwise dispose of any personal property to any entity and thereafter directly or indirectly lease back the same or similar property.

                  7.7. LOANS. Make or permit to exist any loans advances or intercompany transfers to or investments in any Person, entity, firm or corporation, other than:

                  7.7.1.   The purchase and sale of negotiable instruments;

                  7.7.2. Loans by CRNO to Borrower to enable Borrower to repay the Term Loan; and

                  7.7.3. Loans by Borrower to CRNH to enable CRNH to repay the Initial Subordinated Indebtedness.

                  7.8. GUARANTIES, ETC. Except for guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds assets, goods, or services, or to maintain or cause such person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any entity or individual against loss) for obligations of any entity or individual except for (a) guaranties in favor of the Lender and (b) guaranties issued by the Borrower in connection with the acquisition as assets by its Subsidiaries.

                  7.9. DIVIDENDS. Other than for the purposes described in Sections 7.7.2 and 7.7.3, declare or pay any distributions or dividends; or purchase, redeem, retire, or otherwise acquire for value any of its membership interest now or hereafter outstanding; or make any distribution of assets to its members as such whether in cash, assets, or obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any membership interest; or make any other distribution by reduction of capital or otherwise in respect of any membership interest; or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower or another Subsidiary.

                  7.10. CAPITAL EXPENDITURES. Other than Capital Expenditures not exceeding $1,000,000 expended in connection with Borrower's compliance with
Section 6.12 and the build-out of the property so acquired, create, incur, assume or make any Capital Expenditure for capital improvements or capital assets, including Capital Lease Obligations, in any fiscal year in excess of $400,000, provided however, that upon the occurrence of an Event of Default, Borrower shall immediately cease making capital expenditures of any type until such Event of Default is cured to the reasonable satisfaction of the Lender.

                  7.11. INVESTMENTS. The Borrower will not, nor will it permit any Subsidiary to, purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, except with the prior written consent of the Lender in their sole discretion and except:

                  (a) investments in direct obligations or money market funds holding the obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated "A1" or "A2" by Standard & Poor's Corporation or "P1" or "P2" by Moody's Investors Service, or certificates of deposit or Lenders' acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $200,000,000;

                  (b) travel advances to officers and employees of the Borrower;

                  (c) advances in the form of progress payments, prepaid rent or security deposits;

                  (d) existing investments in Borrower's Subsidiaries described in Schedule 7.4, as the value attributed to such investments under GAAP may be increased as a result of earnings of such Subsidiaries;

                  (e) loans and distributions permitted by Sections 7.7.2 and 7.7.3.; and

                  (f)      acquisitions permitted under Section 7.4(3).

                  7.12. PAYMENT ON SUBORDINATED INDEBTEDNESS. Make any payment of principal or interest on any Subordinated Indebtedness, amend or cancel the subordination provisions relating to such Subordinated Indebtedness, take or omit to take any action whereby the subordination of such Subordinated Indebtedness or any part thereof to the Note might be terminated, impaired or adversely affected or omit to give the Lender prompt notice of any notice received from any holder of Subordinated Indebtedness of any default under any agreement or instrument relating to any Subordinated Indebtedness by reason whereof such Indebtedness might become or be declared to be due and payable; provided however, that the Borrower may make regularly scheduled payments on Subordinated Indebtedness so long as no Default exists either prior to or immediately following such payment.

                  7.13. TRANSACTIONS WITH AFFILIATES. The Borrower will not, nor will it permit any Subsidiary, to enter into any transaction with any Affiliate upon terms and conditions less favorable to the Borrower or such Subsidiary than the terms and conditions which would apply in a similar transaction with a person other than such Affiliate.

                  7.14.    FINANCIAL COVENANTS.  Fail to maintain:

                           (a)      Cumulative Operating Income Requirement.
Cumulative Operating Income, as measured on a fiscal quarter-end basis, of at least the amount set forth below:

================================================================================
          Qtr/Yr                            Minimum Cumulative
                                             Operating Income
--------------------------------------------------------------------------------
          Q4/1998                              ($1,161,000)
--------------------------------------------------------------------------------
          Q1/1999                              ($1,432,000)
--------------------------------------------------------------------------------
          Q2/1999                              ($1,073,000)
--------------------------------------------------------------------------------
          Q3/1999                              ($  804,000)
--------------------------------------------------------------------------------
          Q4/1999                              ($  204,000)
--------------------------------------------------------------------------------
          Q1/2000                              ($   37,000)
================================================================================

                           (b)      Unrestricted Cash Balances.  Unrestricted
Cash Balances measured on a fiscal quarter-end basis, of at least $500,000.

         8.       EVENTS OF DEFAULT.

                  Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

                  8.1 (a) The Borrower shall fail to make any payment (a) of principal of, or interest on, the Note or (b) of the Lender Expenses, within three (3) Business Days after the same become due and payable; or

                  8.2 The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.12; or

                  8.3 Any Obligor shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and such failure remains unremedied for thirty (30) consecutive calendar days after the Lender has given such Obligor written notice of the occurrence thereof, or if such failure cannot be cured within said thirty
(30) day period, then such greater period of time as is reasonably required to effect such cure provided the Borrower diligently commences and pursues the same;

                  8.4 The Borrower shall fail to pay any principal of, premium or interest on or any other amount payable in respect to any Indebtedness that is outstanding in a principal amount of at least $1,000,000 (but excluding Indebtedness outstanding under the Note), when the same shall become due and payable, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), unless the same is being contested by the Borrower in good faith with adequate reserves established;

                  8.5 Any order for the payment of money in excess of $250,000 (other than such a judgment or order which is fully covered by insurance for which the appropriate insures has acknowledged responsibility in writing) shall be issued against any Obligor and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (b) there shall be a period of forty-five (45) consecutive calendar days during which a stay of enforcement of such judgment or order, by reason or a pending appeal or otherwise, shall not be in effect; or

                  8.6 Any material provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against any Obligor which is party to it, or any Obligor shall so state in writing; or

                  8.7      An Insolvency Proceeding is commenced by any Obligor;

                  8.8 An Insolvency Proceeding is commenced against any Obligor and any of the following events occur: (a) such Obligor consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Obligor; or (e) an order for relief shall have been issued or entered therein;

                  8.9 An Obligor makes any payment on account of Subordinated Indebtedness, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Subordinated Indebtedness;

                  8.10 The obligation of any Guarantor is limited or terminated by operation of law or by such Guarantor thereunder, or any Guarantor becomes the subject of an Insolvency Proceeding; or

                  8.11 A Change of Control occurs.

         9.       LENDER'S RIGHTS AND REMEDIES.

                  9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower (and hereby caused by Borrower to be authorized by each of the other Obligors):

                           (a)      Declare all Obligations, whether evidenced
by this Agreement, the Note, any of the other Loan Documents, or otherwise, immediately due and payable in each case without presentment, demand, protest or other notice of any kind;

                           (b)      Terminate this Agreement and any of the
other Loan Documents as to any future liability or obligation of Lender, but without affecting Lender's rights under the Loan Documents and without affecting the Obligations;

                           (c)      Cure any failure of Borrower to comply with
the requirements contained in Section 6.12, including the payment of any extension fees required under the Vander Eyk Agreement or purchase price or the receipt of delivery of a deed in Lender's name for the Property;

                           (d)      Pursue any remedies provided herein or in
any other Loan Document, or law or in equity.

                  9.2 REMEDIES CUMULATIVE. Lender's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

         10.      WAIVERS; INDEMNIFICATION.

                  10.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower or any other Obligor may in any way be liable.

                  10.2 INDEMNIFICATION. (a) The Borrower agrees to indemnify and hold harmless the Lender, and its respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expense (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) a breach by Borrower of its obligations under the Loan Documents, or, (ii) any acquisition or proposed acquisition or similar business combination or proposed business combination by the Borrower or any of its Subsidiaries of all or any portion of the shares of capital stock or substantially all of the property and assets of any other Person, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from any Indemnified Party's gross negligence or willful misconduct.

         11.      NOTICES.

                  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Lender, as the case may be, at its address set forth below:


IF TO BORROWER:           CRN Broadcasting, LLC
                          8910 University Center Lane, Suite 130
                          San Diego, California  92122
                          Attn:  John T. Lynch
                          Fax:   619.784.6910


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

WITH COPIES TO:           Gray, Cary, Ware & Freidenrich
                          4365 Executive Drive
                          Suite 1100
                          San Diego, California  92121
                          Attn: Jeffrey T. Baglio
                          Fax:   619.677.1477

IF TO LENDER:             CHILDREN'S BROADCASTING CORPORATION
                          724 First Street, Fourth Floor
                          Minneapolis, Minnesota 55401
                          Attn:  Mr. James G. Gilbertson
                          Fax No. 612.338.4318

WITH COPIES TO:           CHILDREN'S BROADCASTING CORPORATION
                          724 First Street, Fourth Floor
                          Minneapolis, Minnesota 55401
                          Attn:  Lance W. Riley, Esq.
                          Fax No. 612.330.9558

                  The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

         12.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN AN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF HENNEPIN, STATE OF MINNESOTA OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER (FOR ITSELF AND ON BEHALF OF EACH OF THE OTHER OBLIGORS) AND LENDER WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE

DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11. BORROWER (FOR ITSELF AND ON BEHALF OF EACH OF THE OTHER OBLIGORS) AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF BORROWER (FOR ITSELF AND ON BEHALF OF EACH OF THE OTHER OBLIGORS) AND LENDER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         13.      GENERAL PROVISIONS.

                  13.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Lender.

                  13.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Lender shall release Borrower from its Obligations. Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder and no consent or approval by Borrower or any other Obligor is required in connection with any such assignment. Lender reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Lender's rights and benefits hereunder and under the other Loan Documents. In connection with any such assignment or participation, Lender may disclose all documents and information which Lender now or hereafter may have relating to any Obligor or any Obligor's business. To the extent that Lender assigns its rights and obligations hereunder or under any other Loan Document to a third Person, Lender thereafter shall be released from such assigned obligations to the relevant Obligor and such assignment shall effect a novation between the relevant Obligor and such third Person.

                  13.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

                  13.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower or any other Obligor, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties (including Borrower for itself and on behalf of each of the other Obligors) and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

                  13.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                  13.6 AMENDMENTS IN WRITING. This Agreement can only be amended by a writing signed by both Lender and Borrower.

                  13.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document MUTATIS MUTANDIS.

                  13.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any Guarantor of the Obligations or the transfer by either or both of such parties to Lender of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

                  13.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

                  13.10 PURCHASE AGREEMENT. Nothing in this Agreement is intended to modify, change or abridge the respective representations, warranties, rights, duties and remedies under the Purchase Agreement parties.

                  IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed in Minneapolis, Minnesota, the day and year first above written.

                           CHILDREN'S BROADCASTING CORPORATION, a
                           Minnesota corporation


                           By___________________________________________________
                                    Christopher T. Dahl
                           Title:   Chief Executive Officer


                           CRN BROADCASTING, LLC,
                           a Delaware limited liability company


                           By___________________________________________________
                                    John T. Lynch
                           Title:   President and Chief Financial Officer

                             SCHEDULES AND EXHIBITS


     Schedule D-1                    Definitions for Financial Covenants
     Schedule P-1                    Permitted Liens
     Schedule S-1                    Stations
     Schedule 4.20                   Licenses and Permits and Renewals thereof
     Schedule 4.1                    FEINs
     Schedule 4.2                    Subsidiaries
     Schedule 4.3                    Required Consents
     Schedule 4.8                    Litigation
     Schedule 4.14                   ERISA Benefit Plans
     Schedule 4.17                   Licenses Other than Acquired
     Schedule 7.2                    Existing Indebtedness
     Schedule 7.13                   Initial Subordinated Indebtedness


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

                                  SCHEDULE D-1

                         FINANCIAL COVENANT DEFINITIONS



         "CUMULATIVE OPERATING INCOME" means the net income of the Borrower and its Subsidiaries plus provisions for income taxes, interest expense, depreciation, amortization and extraordinary charges or credits.

         "UNRESTRICTED CASH BALANCES" means all cash and cash equivalents (i.e., certificates of deposit, money market accounts) of the Borrower and its Subsidiaries which are not subject to any Lien.



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